Exhibit 99.10

BOARD OF GOVERNORS OF THE

FEDERAL RESERVE SYSTEM

Washington, DC 20551

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): AUGUST 3, 2005

ALBEMARLE FIRST BANK

(Exact name of registrant as specified in its charter)

VIRGINIA	N/A	54-1882473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1265 SEMINOLE TRAIL CHARLOTTESVILLE, VIRGINIA	22906
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (434) 973-1664

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On August 3, 2005, Albemarle First Bank issued a press release commenting on second quarter 2005 earnings. A copy of the press release is attached as Exhibit 99.

Item 9.01.	Financial Statements and Exhibits.

Exhibit
99	Albemarle First Bank press release dated August 3, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2005	Albemarle First Bank

	By:	/s/ THOMAS M. BOYD, JR.
Thomas M. Boyd, Jr.
President & CEO

Exhibit 99

Albemarle First Bank Announces Financial Results for the Second Quarter of 2005

CHARLOTTESVILLE, Va.—(BUSINESS WIRE) — August 3, 2005 — Albemarle First Bank, Charlottesville, Virginia (NASDAQ: AFBK) reports a net loss of $11 thousand ($0.01 per diluted share) for the quarter ended June 30, 2005, compared to net income of $20 thousand ($0.01 per diluted share) reported for the same period of 2004. Net income for the six months ended June 30, 2005 totaled $20 thousand ($0.01 per diluted share), compared to a $23 thousand ($0.01 per diluted share) for the same period a year ago. The decline in net income for the three and six month periods ended June 30, 2005 was attributable in large measure to nonrecurring expenses of $72 thousand in 2005 related to the previously announced planned merger with Millennium Bankshares Corporation (NASDAQ: MBVA). Income before merger-related expenses (net of taxes) for the quarter ended June 30, 2005 was $37 thousand ($0.02 per diluted share), compared to $20 thousand ($0.01 per diluted share) for the same period last year. Income before merger-related expenses (net of taxes) for the six months ended June 30, 2005 was $68 thousand ($0.04 per diluted share) compared to $23 thousand, or $0.01 per diluted share, for the same period last year.

Total assets rose to $121.5 million, an increase of 3.34%, over the $117.6 million reported at June 30, 2004. Net loans have also increased over the past year, rising 9.21% to $92.3 million at end of the second quarter in 2005. Total deposits were $101.4 million as of June 30, 2005, a $4.8 million or 5.16% increase over the $96.6 million reported at June 30, 2004.

Thomas M. Boyd, Jr., President and Chief Executive Officer said, “Our growth in 2005 has been measured and limited by the amount of capital our bank has available. However, with the impending merger with Millennium Bankshares, which we hope will be consummated during the fourth quarter of 2005, we will have sufficient capital to both expand our presence with additional branches, and continue the rate of growth we believe is achievable for Albemarle First Bank in this market. We will maintain local autonomy by continuing to operate as Albemarle First Bank, and we will also add new products to our list of services. We will see our exciting plans become reality.”

The Bank recorded a $255 thousand loan loss provision during the first six months of 2005 bringing the allowance for loan losses to 1.43% of the loan portfolio. This provision was necessary to adequately reserve for the exposure within the Bank’s portfolio of impaired loans, which were primarily made by the Bank’s prior management team. Management believes that the allowance for loan losses of $1.3 million as of June 30, 2005 is adequate to absorb potential losses within the Bank’s existing loan portfolio. Non-accrual loans totaled $2.5 million at June 30, 2005, compared to $2.3 million a year earlier.

Albemarle First Bank offers a full range of banking and financial services to individuals, professionals, and small and medium-sized businesses in the City of Charlottesville, Albemarle County, Greene County, and the surrounding areas.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. These statements may be based on certain assumptions and may describe future plans, strategies, and expectations of the Bank, and are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “may,” “will,” or similar expressions. Although we believe our plans, intensions, and expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intensions, and expectations will be achieved. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and actual results, performance or achievements could differ materially from those contemplated. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein and undue reliance should not be placed on such statements, which reflect our position as of the date of this release. Consequently, all forward-looking statements made in this press release are qualified by the cautionary language contained in the Bank’s quarterly and annual reports filed pursuant to the Securities Exchange Act of 1934.

CONTACT: Albemarle First Bank, Charlottesville

Thomas M. Boyd, Jr., (434) 973-1664